STEPHEN E. ROTH DIRECT LINE: 202.383.0158 E-mail: steve.roth@sutherland.com

May 1, 2009

VIA EDGAR

Board of Directors National Life Insurance Company One National Life Drive Montpelier, Vermont 05604

Re: National Variable Annuity Account II

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the
Statement of Additional Information filed as part of Post-Effective Amendment No. 24 to the
Registration Statement on Form N-4 by National Variable Annuity Account II for certain variable annuity contracts (File No. 333-19583). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of
1933.

Very truly yours, SUTHERLAND ASBILL & BRENNAN LLP /s/ Stephen E. Roth

By: Stephen E. Roth

STEPHEN E. ROTH

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